Exhibit 5.1

January 25, 2016

Anheuser-Busch InBev Finance Inc.,

       1209 Orange Street,

               Wilmington, DE 19801.

Ladies and Gentlemen:

In connection with the registration under the Securities Act of 1933 (the “Act”), of (i) $4,000,000,000 aggregate principal amount of 1.900% Notes due 2019 (the “2019 Fixed Rate Notes”), $7,500,000,000 aggregate principal amount of 2.650% Notes due 2021 (the “2021 Fixed Rate Notes”), $6,000,000,000 aggregate principal amount of 3.300% Notes due 2023 (the “2023 Fixed Rate Notes”), $11,000,000,000 aggregate principal amount of 3.650% Notes due 2026 (the “2026 Fixed Rate Notes”), $6,000,000,000 aggregate principal amount of 4.700% Notes due 2036 (the “2036 Fixed Rate Notes”), $11,000,000,000 aggregate principal amount of 4.900% Notes due 2046 (the “2046 Fixed Rate Notes”) and $500,000,000 aggregate principal amount of Floating Rate Notes due 2021 (the “Floating Rate Notes,” and together with the 2019 Fixed Rate

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Notes, the 2021 Fixed Rate Notes, the 2023 Fixed Rate Notes, the 2026 Fixed Rate Notes, the 2036 Fixed Rate Notes and the 2046 Fixed Rate Notes, the “Debt Securities”) of Anheuser-Busch InBev Finance Inc., a Delaware corporation (the “Issuer”), issued pursuant to the Indenture, dated as of January 25, 2016, and as supplemented by, with respect to the 2019 Fixed Rate Notes, by the First Supplemental Indenture, dated as of January 25, 2016 (the “First Supplemental Indenture”), with respect to the 2021 Fixed Rate Notes, by the Second Supplemental Indenture, dated as of January 25, 2016 (the “Second Supplemental Indenture”), with respect to the 2023 Fixed Rate Notes, by the Third Supplemental Indenture, dated as of January 25, 2016 (the “Third Supplemental Indenture”), with respect to the 2026 Fixed Rate Notes, by the Fourth Supplemental Indenture, dated as of January 25, 2016 (the “Fourth Supplemental Indenture”), with respect to the 2036 Fixed Rate Notes, by the Fifth Supplemental Indenture, dated as of January 25, 2016 (the “Fifth Supplemental Indenture”), with respect to the 2046 Fixed Rate Notes, by the Sixth Supplemental Indenture, dated as of January 25, 2016 (the “Sixth Supplemental Indenture”) and with respect to the Floating Rate Notes, by the Seventh Supplemental Indenture, dated as of January 25, 2016 (the “Seventh Supplemental Indenture,” and together with the First Supplemental Indenture, the Second Supplemental Indenture, the Third Supplemental Indenture, the Fourth Supplemental Indenture, the Fifth Supplemental Indenture, the Sixth Supplemental Indenture and the Base Indenture, the “Indenture”), by and among the Issuer, Anheuser-Busch InBev SA/NV (the “Parent Guarantor”), Anheuser-Busch InBev Worldwide Inc., Anheuser-

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Busch Companies, LLC, Brandbrew S.A., Brandbev S.à r.l. and Cobrew NV (each a “Subsidiary Guarantor,” and together with the Parent Guarantor, the “Guarantors”) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”) and (ii) the related guarantees (the “Guarantees”) of the Debt Securities of each of the Guarantors, we, as your United States counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, we advise you that, in our opinion, (1) the Debt Securities constitute valid and legally binding obligations of the Issuer and (2) the Guarantees constitute valid and legally binding obligations of the respective Guarantors, subject in each case to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

The foregoing opinion is limited to the Federal laws of the United States, the laws of the State of New York, the General Corporation Law of the State of Delaware and the Limited Liability Company Act of the State of Delaware, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. For purposes of our opinion, we have, with your approval, assumed that (i) Brandbrew S.A. is validly existing as a public limited liability company (société anonyme) under the laws of Luxembourg, (ii) Brandbev S.à r.l. is a validly existing société à responsabilité limitée under the laws of Luxembourg, (iii) each of Cobrew NV and Anheuser-Busch InBev SA/NV is a validly

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existing public limited liability company (société anonyme/naamloze vennotschap) under the laws of Belgium, (iii) the Indenture has been duly authorized, executed and delivered by each of Brandbrew S.A., Brandbev S.à r.l., Cobrew NV and Anheuser-Busch InBev SA/NV under the laws of its jurisdiction of organization, (iv) the execution and delivery of the Indenture and the execution, issuance, sale and delivery of the Debt Securities and the Guarantees have not resulted in any breach or violation of, or conflict with, any Luxembourg or Belgian statute, rule or regulation, (v) the provisions of the Indenture designating the law of the State of New York as the governing law of the Indenture are valid and binding on each of Brandbrew S.A., Brandbev S.à r.l., Cobrew NV and Anheuser-Busch InBev SA/NV under the laws of its jurisdiction of organization, (vi) the Debt Securities and the Guarantees conform to the specimens thereof examined by us, (vii) the Trustee’s certificates of authentication of the Debt Securities have been manually signed by one of the authorized officers of the Trustee, and (viii) the signatures on all documents examined by us are genuine, assumptions which we have not independently verified. We note that, with respect to all matters of Belgian law and Luxembourg law, you are relying upon the opinions of Clifford Chance LLP, dated today’s date. In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in the Registration Statement or any related prospectus or other offering material regarding the Issuer, the Guarantors or the Debt Securities or their offering or sale.

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We have relied as to certain factual matters on information obtained from public officials, officers of the Issuer and the Guarantors and other sources believed by us to be responsible, and we have assumed that the Indenture has been duly authorized, executed and delivered by the Trustee thereunder, an assumption which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Current Report on Form 6-K relating to the Debt Securities and Guarantees to be incorporated by reference in the Registration Statement relating to the Debt Securities (File No. 333-208678) filed on Form F-3, as amended, in accordance with procedures of the Securities and Exchange Commission and to the reference to us under the heading “Validity of the Notes” in the prospectus supplement, dated January 13, 2016, relating to the Debt Securities and Guarantees. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP